EMPLOYMENT AGREEMENT

AGREEMENT dated as February 28, 2007 between Take-Two Interactive Software, Inc., a Delaware corporation (the "Employer" or the "Company"), and Seth Krauss (the "Employee").

W I T N E S S E T H :

WHEREAS, the Employer desires to employ the Employee as its General Counsel and to be assured of his services as such on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a three-year period commencing effective as of March 12, 2007 (the "Effective Date") (such period being herein referred to as the "Initial Term," and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year"). After the Initial Term, this Agreement shall be renewable automatically for successive one year periods (each such period being referred to as a "Renewal Term" and together with the Initial Term referred to as “the Term”), unless, at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, either the Employee or the Employer give written notice that employment will not be renewed.

2. Employee Duties.

(a) During the term of this Agreement, the Employee shall serve as Executive Vice President and General Counsel and have the duties and responsibilities customarily associated with these positions in a company the size and nature of the Company. Employee shall report directly to the Chief Executive Officer of Employer and the Board of Directors of the Employer (the "Board").

(b) The Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The principal place of performance by the Employee of his duties hereunder shall be the Company's principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company.

3. Compensation.

(a) During the Term, the Employer shall pay the Employee a salary (the "Salary") at a rate of $365,000 per annum in respect of each Employment Year, payable in equal installments semi-monthly, or at such other times as may mutually be agreed upon between the Employer and the Employee. Such Salary shall be subject to an annual review by the Board and may be increased from time to time at the discretion of the Board.

(b) The Employee shall be entitled to a one-time signing bonus of $50,000, payable on the first business day of the third full month following the Effective Date. The Employee shall also be entitled to receive a cash bonus (“Bonus”), with a target payment of 50% of Employee’s Salary in respect of each fiscal year (such bonus to be pro-rated to the extent a fiscal year incorporates only part of an Employment Year) during the term of this Agreement, based upon reasonable and appropriate quantitative and qualitative performance targets for each fiscal year to be mutually agreed upon in good faith by the Employee and the Employer. The actual bonus may be less than the target payment based upon the reasonable assessment of the Employee’s performance against the mutually agreed targets and the results of operations of the Employer.

(c) The Employee shall receive non-qualified options to purchase 100,000 shares of the Company’s common stock (the “Options”), to be granted on the first business day of the first full calendar month following the Effective Date (the “Grant Date”). The Options shall (i) have an exercise price per share equal to the closing price of the Company’s common stock on Nasdaq on the Grant Date, (ii) vest as to one-third of such shares on each of the first, second and third anniversaries of the Grant Date, (iii) be issued under and subject to the Employer’s 2002 Stock Option Plan, as amended, and (iv) be subject to the provisions of Section 6(c) of this Agreement.

(d) The Employee shall be entitled to receive 25,000 shares of restricted common stock of the Company (the “Shares”) under the Company’s Incentive Stock Plan, as amended, vesting as to one-third of such shares on each of the first, second and third anniversaries of the date of grant (as determined in the immediately succeeding sentence), subject to the provisions of Section 6(c) of this Agreement. The Shares shall be granted upon the last to occur of (i) the approval by the Company’s stockholders of an amendment to the Company’s Incentive Stock Plan increasing the number of shares authorized to be issued thereunder by at least 1,000,000 shares or (ii) the Grant Date. If the approval date referred to in clause (i) of the immediately preceding sentence does not occur prior to the first, second or third anniversaries of the Grant Date, as the case may be, Employee shall be paid an amount in cash equal to the value of the shares that would have vested on such anniversary date if the shares had been granted on the Grant Date.

(e) During the term of this Agreement, the Employee shall be entitled to receive a car allowance in an amount of up to $1,000 per month.

(f) In addition to the foregoing, the Employee shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded to him by the Board during or in respect of his employment hereunder.

4. Benefits.

(a) During the term of this Agreement, the Employee shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its executive officers and for its employees in general and for which the Employee is eligible. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.

(b) During the term of this Agreement, the Employee will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time (provided that in no event shall vacation time be fewer than four weeks per year). Such vacation may be taken in the Employee's discretion with the prior approval of the Employer, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Employer by the Employee during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses. All travel and lodging arrangements shall be made in accordance with Employer’s regular policies.

6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

(a) By action taken by the Board, the Employee may be discharged for Cause (as herein-after defined), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this Section 6(a), the Employer shall have no further obligation or duties to the Employee, except for payment of Salary through the effective date of termination, and the Employee shall have no further obliga-tions or duties to the Employer, except as provided in Section 7.

(b) In the event of (i) the death of the Employee or (ii) by action of the Board and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days, during which 180 day period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee's employment under this Section 6(b), the Employer shall have no further obligations or duties to the Employee, except as provided in Section 8(g).

(c) In the event that Employee's employment with the Employer is terminated by action taken by the Company without Cause (other than in accordance with Section 6(b) above), then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described in this Section 6(c) and as provided in Section 8(g), and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employer shall continue to pay Salary to the Employee at the rate then in effect for a period of twelve (12) months from the date of termination; provided, however, if such termination occurs prior to the second anniversary of the Effective Date, such twelve (12) month period shall be extended to twenty-four (24) months. In the event of such termination without Cause, all outstanding options and shares of restricted stock granted to the Employee which have not vested as of the date of such termination shall vest and, as applicable, become immediately exercisable. Notwithstanding the foregoing, if such termination without Cause occurs upon or within six months following a Change in Control (as defined herein), (i) the Employer shall continue to pay Salary to Employee at the rate then in effect for a period of eighteen (18) months following such termination (which eighteen (18) month period shall be extended to twenty-four (24) months in the event such termination occurs prior to the second anniversary of the Effective Date) and (ii) all outstanding options and shares of restricted stock granted to the Employee by the Company which have not vested as of the date of such termination shall vest and become immediately exercisable, as applicable.

(d) For purposes of this Agreement, Employee shall be deemed to have been terminated by the Employer without Cause if (i) the Employer terminates his employment for any reason other than in accordance with Sections 6(a) or 6(b) above or (ii) after a material breach of this Agreement by the Employer or a material diminution in Employee’s title, status, position or responsibilities, the Employee provides Employer with at least thirty (30) days prior written notice specifying the grounds for such material breach or material diminution and the Employer fails to cure such grounds within such thirty (30) day period.

(e)  For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment under this Agreement upon (i) the continued failure by the Employee to substantially perform his duties under this Agreement after receipt of notice from the Company requesting such performance, (ii) the criminal conviction of Employee by plea or after trial of having engaged in criminal misconduct (including embezzlement and fraud) which is demonstrably injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony; (iv) gross negligence on the part of the Employee affecting the Company; or (v) failure of the Employee to adhere to the Company’s written policies or to cooperate in any investigation or inquiry involving the Company. The Company shall give written notice to the Employee of any proposed termination for Cause, which notice shall specify the grounds for the proposed termination, and the Employee shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (v) above.

(f) For purposes of this Agreement, a "Change in Control" shall be deemed to occur (i) upon the election of directors constituting a change in a majority of the Board, which directors were not nominated by the Board immediately in place prior to such change; (ii) upon the acquisition by any person, entity or group of beneficial ownership of 50 percent or more of either the outstanding shares of common stock of the company or the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors; (iii) upon a merger or consolidation of the Company or any of its subsidiaries with any other corporation, which results in the stockholders of the Company prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of the Company or the surviving entity after the merger; or (iv) upon the sale of all, or substantially all, of the assets of the Company.

7. Confidentiality; Noncompetition.

(a) The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agree-ment are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, compensation of employees, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that he will not, during or after his termination or expiration of employment hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business prac-tices of the Company acquired by the Employee during his employ-ment by Employer, without the prior written consent of Employer. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Employee to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Employee’s violation of this Section or (iv) as to information that is or becomes available to the Employee on a non-confidential basis from a source which is entitled to disclose it to the Employee.

(b) If permitted by the New York Canon of Ethics, the Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company's business activities.

(c) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly solicit any of the Company's customers, or persons listed on the personnel lists of the Company. Except as required by law or legal process, at no time during the Term, or thereafter shall the Employee, directly or indirectly, disparage the commercial, business or financial reputation of the Company. Except as required by law or legal process, at no time during the Term, or thereafter shall the Employer or any executive officer of the Company, directly or indirectly, disparage the professional, business, financial or personal reputation of the Employee.

(d) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those suppliers existing during the time of the Employee's employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

(e) Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, employee lists, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company. Anything to the contrary notwithstanding, nothing in this Section 7(e) shall prevent the Employee from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to the Employee’s compensation or relating to reimbursement of expenses, information that the Employee reasonably believe may be needed for tax purposes, and copies of plans, programs and agreements relating to the Employee’s employment.

(f)  The products and proceeds of Employees services hereunder that Employee may acquire, obtain, develop or create during the term of this Agreement, or that are otherwise made at the direction of the Company or with the use of the Company’s or its affiliates’ facilities or materials, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, packages, programs and other intellectual properties (collectively, “Works”), shall be considered a "work made for hire," as that term is defined under the United States Copyright Act, and Employee shall be considered an employee for hire of the Company, and all rights in and to the Works, including the copyright thereto, shall be the sole and exclusive property of Company, as the sole author and owner thereof, and the copyright thereto may be registered by Company in its own name. In the event that any part of the Works shall be determined not to be a work made for hire or shall be determined not to be owned by the Company, Employee hereby irrevocably assigns and transfers to the Company, its successors and assigns, the following: (a) the entire right, title and interest in and to the copyrights, trademarks and other rights in any such Work and any rights in and to any works based upon, derived from, or incorporating any such Work (“Derivative Work”); (b) the exclusive right to obtain, register and renew the copyrights or copyright protection in any such Work or Derivative Work; (c) all income, royalties, damages, claims and payments now or hereafter due or payable with respect to any such Work and Derivative Work; and (d) all causes of action in law or equity, past and future, for infringements or violation of any of the rights in any such Work or Derivative Work, and any recoveries resulting therefrom. Employee also hereby waives in writing any moral or other rights that he has under state or federal laws, or under the laws of any foreign jurisdiction, which would give him any rights to constrain or prevent the use of any Work or Derivative Work, or which would entitle him to receive additional compensation from the Company. Employee shall execute all documents, including without limitation copyright assignments and applications and waivers of moral rights, and perform all acts that the Company may request, in order to assist the Company in perfecting its rights in and to any Work and Derivative Work anywhere in the world. Employee hereby appoints the officers of the Company as Employee’s attorney-in-fact to execute documents on behalf of Employee for this limited purpose

(g) The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

(h) The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 7(g) hereof, the Company shall have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Section 7, and the Employee hereby agrees to account for any pay over such Benefits to the Company.

(i) Each of the rights and remedies enumerated in Section 7(g) and 7(h) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(j) If any provision contained in this Section 7 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

(k) If any provision contained in this Section 7 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determi-nation shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.

(l) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

8. General. This Agreement is further governed by the following provisions:

(a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by facsimile (receipt confirmed) or nationally recognized overnight carrier or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Employer:

Take-Two Interactive Software, Inc. 622 Broadway New York, New York 10012 Attention: Chief Executive Officer

To the Employee:

(b) Parties in Interest. Employee may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County or in the state and county in which such violation may occur, at Employer's election.

(e) Warranty. Employee hereby warrants and represents as follows:

(i) That the execution of this Agreement and the discharge of Employee's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties except as otherwise disclosed to the Employer regarding Employee’s Notice Period with his current employer.

(ii) Employee has ideas, information and know-how relating to the type of business conducted by Employer, and Employee's disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.

(iii)  Employee will not disclose any trade secrets relating to the business conducted by any previous employer and agrees to indemnify and hold Employer harmless for any liability arising out of Employee's use of any such trade secrets.

(f) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been con-tained herein.

(g)  Indemnification. The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation and Bylaws of the Company, each as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against, and pay or reimburse, any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred if the Employee is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against Employee (whether or not in the right of the Company), by reason of the fact that he was or is a director, officer or employee, or acted in such capacity on behalf of the Company, or the rendering of services by the Employee pursuant to this Agreement or the Employee’s prior employment agreement with the Company, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Employee’s willful misconduct or gross negligence). Upon the Employee’s request, the Company will advance any reasonable expenses or costs, subject to the Employee undertaking to repay any such advances in the event there is an unappealable final determination that Employee is not entitled to indemnification for such expenses. This provision shall survive the expiration or termination of this Agreement.

(h) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Paul Eibeler
Name: Paul Eibeler
Title: President & CEO

/s/ Seth D. Krauss
Seth D. Krauss